                                                                    EXHIBIT 99.2

[GENCORP LOGO]

                                                              Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820

NEWS RELEASE

                                                                      Terry Hall
                                                                     Sr. VP, CFO
                                                                  (916) 351-8606

                              FOR IMMEDIATE RELEASE
                              ---------------------

     GENCORP RELEASES ADDITIONAL DETAILS REGARDING SALE OF ELECTRONICS UNIT

         SACRAMENTO, CA, April 20, 2001 - Earlier today, GenCorp (NYSE: GY) announced that its Aerojet-General subsidiary had signed a definitive agreement to sell Aerojet's Electronics and Information Systems (EIS) business for $315 million in cash. In response to requests for additional details regarding the transaction, Terry Hall, Senior Vice President and Chief Financial officer of GenCorp, stated "Upon close of the transaction, we expect to see significant improvements in GenCorp's balance sheet, with shareholder's equity growing to approximately $380 million and debt decreasing to approximately $240 million. This will facilitate growth of Aerojet's remaining businesses in Sacramento."

         Hall said that in addition to the normal antitrust clearances, the sale would require a Revenue Ruling from the IRS and a Prospective Purchaser Agreement between the buyer and the United States. "Because Aerojet is retaining all pre-closing environmental liability for the business, we must also obtain advance agreements from the Department of Defense covering Aerojet's Global Settlement Agreement, under which the government recognizes eight-eight percent of Aerojet's environmental costs as allowable," Hall added.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, are forward-looking statements. A variety of factors, which are listed in the forward-looking statements section of Management's Discussion and Analysis in the Company's 2000 annual report and in the annual report on Form 10-K filed with the Securities and Exchange Commission could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.